Exhibit 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

April 7, 2008

Lazard Group LLC

6.120% Senior Notes initially due 2035
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Lazard Group LLC, a Delaware limited liability company (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration (or re-registration) under the Securities Act of up to $437,500,000 aggregate principal amount of the Company’s 6.120% Senior Notes initially due 2035, the maturity, interest rate and certain other terms and conditions of which will be reset or adjusted in connection with the remarketing of such notes (the “Senior Notes”), to be issued pursuant to the Indenture dated as of May 10, 2005 (the “Base Indenture”), between the Company and The Bank of New York (“BONY”), as trustee (the “Existing Trustee”), the Second Supplemental Indenture dated as of May 10, 2005, between the Company and BONY, as trustee, to the Base Indenture (the “Second Supplemental Indenture”) and the Third Supplemental Indenture dated as of December 19, 2005, by and among the Company, and BONY, as trustee, and Lazard Group Finance LLC, a Delaware limited liability company, to the Base Indenture (the “Third Supplemental Indenture”, and together with Base Indenture and the Second Supplemental Indenture, the “Indentures”).  Capitalized terms used but not defined in this opinion have the meanings ascribed to them in the Indentures.  The applicable interest rate on the Senior Notes and certain other terms and conditions will be reset or adjusted on the Remarketing Date or Subsequent Remarketing Date to the rate determined by the Remarketing Agent in good faith that (subject to the maximum rate, if any, permitted by applicable law) will result in the aggregate gross proceeds from the sale of the Senior Notes to equal 100.5% of the aggregate principal amount of the Senior Notes, as of such Remarketing Date or Subsequent Remarketing Date.  Such changes shall be reflected in a supplemental indenture to be entered into in connection with a successful remarketing.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, limited liability company records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion.  As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy.  We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

Based on the foregoing, we are of opinion as follows:

1.  Each of the Indentures has been duly authorized, executed and delivered by the Company.

2.  Assuming the due authorization, execution and delivery thereof by each party thereto (other than the Company), each of the Indentures constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

3.  Assuming the due authorization, execution and delivery thereof by each party thereto, the Senior Notes constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the caption “Validity of the Senior Notes” in the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We are admitted to practice in the State of New York and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the Limited Liability Company Act of the State of Delaware and the Federal laws of the United States of America.

We are furnishing this opinion to you, solely for your benefit. This opinion may not be relied upon by any other person (including by any person that acquires Senior Notes) or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Lazard Group LLC
  30 Rockerfeller Plaza
     New York, New York 10020